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             DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                        OF THE
                         SERIES D CONVERTIBLE PREFERRED STOCK
                                          OF
                              RECYCLING INDUSTRIES, INC.



    1. DESIGNATION AND AMOUNT. The distinctive designation of such series is "Convertible Preferred Stock, Series D," without par value (the "Series D Preferred Stock") of Recycling Industries, Inc., a Colorado corporation (the "Company") and the number of shares constituting this series shall be 10,000.

    2. DIVIDEND RIGHTS. The holders of the Series D Preferred Stock shall be entitled to dividends on a cumulative basis at a per annum rate of eight percent, payable quarterly in cash. No dividends may be paid on any series of preferred stock junior to the Series D Preferred Stock unless the dividends then owing on the Series D Preferred Stock have been paid in full.

    3. LIQUIDATION PREFERENCE. The Series D Preferred Stock shall have no liquidation preferences with respect to any other class or series of the Company's Common Stock or preferred stock.

    4. VOTING RIGHTS. The holders of outstanding shares of Series D Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Company except as otherwise required by law, in which case every holder of Series D Preferred stock shall be entitled to one vote for each such share.

    5. CONVERSION OF THE SERIES D PREFERRED STOCK. All outstanding shares of Series D Preferred Stock shall automatically and without any further action on the part of the owner and holder thereof, convert on the second anniversary of the date of original issuance thereof upon the following terms:

         (a) MANDATORY CONVERSION. All outstanding shares of Series D Preferred Stock, valued at $500,000, shall be convertible at the office the Company or any transfer agent for the Series D Preferred Stock into that number of shares of Common Stock whose average Market Price for the ten trading days preceding the date of conversion is equivalent to $500,000 plus the amount of all accrued and unpaid dividends on the Series D Preferred Stock to the date of conversion. For purposes of this Section 5, "Market Price" means the closing price for the Common Stock if it is listed on a national securities exchange or the NASDAQ National Market System or the average of the last reported bid and asked price for Common Stock as reported


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on the NASDAQ system or on the electronic bulletin board or, if none, the
National Quotation Bureau, Inc.'s "Pink Sheets."

    Upon surrender of the certificates representing the Series D Preferred
Stock being converted, the Company shall, as soon as practicable thereafter, but in any event within three business days of receipt of the original certificates or certificates representing the shares of Series D Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to such holder of Series D Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

    The Company shall make no cash payment of any dividends declared and unpaid on the shares of the Series D Preferred Stock surrendered for conversion. All declared and unpaid dividends on such shares up to the date of conversion shall constitute a debt of the Company payable to the converting shareholder.

         (b) AUTOMATIC CONVERSION. Notwithstanding any other provisions found in this designation, if a consolidation or merger of the Company with or into another company or entity occurs and the Company is not the surviving entity, the Series D Preferred Shares will immediately and automatically convert into that number of shares of Common Stock whose average Market Price for the ten trading days preceding the date of consolidation or merger is equivalent to $500,000 plus the amount of all accrued and unpaid dividends on the Series D Preferred Stock to the date of conversion.

         (c) FRACTIONAL SHARES. Any fractional shares resulting from a conversion shall be rounded to the next highest whole share of Common Stock.

         (d) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock.

    6. REDEMPTION RIGHTS. At any time prior to the mandatory conversion set forth in Paragraph 5(a), the Company shall have the right to redeem the outstanding shares of Series D Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) $50 per share, and (ii) the amount of all accrued but unpaid dividends on the Series D Preferred Stock to the date of redemption with respect to the shares being redeemed (collectively the "Cash Redemption Price"); provided, however, that the Company shall not be entitled to redeem any shares of Series D Preferred Stock unless it has given the holder of such shares written notice of such redemption (the "Redemption Notice"). If the Company delivers a timely Redemption Notice, the Cash Redemption Price shall be paid to the holder of the shares to be redeemed within five business days of the surrender of the certificates representing the Series D Preferred Stock being redeemed.


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    7.   NOTICES.  Any notice required by the provisions of this Certificate to be given to the holder of shares of the Series D Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holders address appearing on the books of the Company. All notices shall state the date of conversion or redemption, as the case may be.

    8. PAYMENT OF TAXES. The holder of the Series D Preferred Stock will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock.


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